EXHIBIT 10.14(i)
NINTH AMENDMENT TO MASTER LEASE

THIS NINTH AMENDMENT TO MASTER LEASE (this “Amendment”) is being entered into on this 14th day of January, 2022 (the “Effective Date”), by and between GLP Capital, L.P. (together with its permitted successors and assigns, “Landlord”) and Penn Tenant, LLC (together with its permitted successors and assigns, “Tenant”), and shall amend that certain Master Lease, dated November 1, 2013, as amended by that certain First Amendment to Master Lease, dated March 5, 2014, that certain Second Amendment to Master Lease and First Amendment to Access Agreement, dated April 18, 2014, that certain Third Amendment to Master Lease, dated September 20, 2016, and that certain Fourth Amendment to Master Lease, dated May 1, 2017, that certain Fifth Amendment to Master Lease, dated June 19, 2018, that certain Sixth Amendment to Master Lease, dated August 8, 2018, that certain Seventh Amendment to Master Lease, dated October 31, 2018, and that certain Eighth Amendment to Master Lease, dated November 20, 2018 (collectively with the foregoing, the “Master Lease”), by and among Landlord and Tenant, pursuant to which Tenant leases certain Leased Property, as further defined in the Master Lease. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Master Lease.
BACKGROUND:
WHEREAS, Landlord and Tenant each desire to amend the Master Lease as more fully described herein.
NOW, THEREFORE, in consideration of the provisions set forth in the Master Lease as amended by this Amendment, including, but not limited to, the mutual representations, warranties, covenants and agreements contained therein and herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby respectively acknowledged, and subject to the terms and conditions thereof and hereof, the parties, intending to be legally bound, hereby agree that the Master Lease shall be amended as follows:
Article I
AMENDMENT TO ARTICLE II OF THE MASTER LEASE
1.1The definition of Net Revenue of the Master Lease is hereby amended and restated in its entirety with the following language:
“Net Revenue: The sum of, without duplication, (i) the amount received by Tenant (and its Subsidiaries and its subtenants) from patrons at any Facility for gaming, less refunds and free promotional play provided to the customers and invitees of Tenant (and its Subsidiaries and subtenants) pursuant to a rewards, marketing, and/or frequent users program, and less amounts returned to patrons through winnings at any Facility (the amounts in this clause (i), “Gaming Revenues”); and (ii) the gross receipts of Tenant (and its Subsidiaries and subtenants) for all goods and merchandise sold, the charges for all services performed, or any other revenues generated by Tenant (and its Subsidiaries and subtenants) in, at, or from the Leased Property for cash, credit, or otherwise (without reserve or deduction for uncollected amounts), but excluding any Gaming Revenues (the amounts in this clause (ii), “Retail Sales”); less (iii) the retail value of accommodations, food and beverage, and other services furnished without charge to guests of Tenant (and its Subsidiaries and subtenants) at any Facility (the amounts in this clause (iii), “Promotional Allowance”). For the avoidance of doubt, gaming taxes and casino operating expenses (such as salaries, income taxes, employment taxes, supplies, equipment, cost of goods and inventory, rent, office overhead, marketing and advertising and other general administrative costs) will not be deducted in arriving at Net Revenue. Net Revenue will be calculated on an accrual basis for these purposes, as required under GAAP. For the absence of doubt, if Gaming Revenues, Retail Sales or Promotional Allowances of a Subsidiary or subtenant, as applicable, are taken into account for purposes of calculating Net Revenue, any rent received by Tenant from such Subsidiary or subtenant, as applicable, pursuant to any sublease with such Subsidiary or subtenant, as applicable, shall not also be taken into account for purposes of calculating Net Revenues. Notwithstanding the foregoing, with respect to any Specified Sublease, Net Revenue shall not include Gaming Revenues or Retail Sales from the subtenants under such subleases and shall include the rent received by Tenant or its subsidiaries thereunder. Net Revenue shall not include online or internet-based revenue (including online gaming or internet-based sports-related gaming, “iGaming”), except to the extent that the online or internet-based revenue is derived from gaming, wagering or related activity that occurs while the patron is physically located at, in or on Leased Property (“Onsite iGaming”). For the avoidance of doubt, and with respect to Onsite iGaming, Net Revenue shall (i) not include any revenues that Tenant, Tenant’s Parent or any of their Affiliates receives from market access agreements or “skin” agreements for iGaming between Tenant, Tenant’s Parent or any of their Affiliates and any third party, and (ii) include all income, whether reported in net revenue or any other income statement line item of Tenant, Tenant’s Parent or any of their Affiliates. Tenant shall be responsible for any incremental costs associated with tracking Onsite iGaming, including by way of geo-location related technology or otherwise (collectively, “Online Tracking”). Notwithstanding the foregoing, Tenant shall not be required to track Onsite Gaming until such time as Online Tracking is installed by Tenant at the Leased Property, which shall be as soon as reasonably practicable but no later than six months after the launch of Onsite iGaming. In addition, Net Revenue attributed to Onsite iGaming at each Leased Property shall not be less than $0 on an annual basis. The allocation of iGaming Promotional Allowances for purposes of determining Net Revenue shall be limited to the same percentage as Onsite iGaming revenue for such applicable Leased Property of total iGaming revenue; provided that iGaming Promotional Allowances shall not exceed fifteen percent (15%) of Onsite iGaming Net Revenue.”
1.2The definition of Adjusted Revenue of the Master Lease is hereby amended and restated in its entirety with the following language:
“Adjusted Revenue: For any Test Period, Net Revenue (i) minus expenses other than Specified Expenses and (ii) plus Specified Proceeds, if any; provided, however, that for purposes of calculating Adjusted Revenue, Net Revenue shall not include Gaming Revenues, Retail Sales or Promotional Allowances of any subtenants of Tenant or any deemed payments under subleases of this Master Lease, licenses or other access rights from Tenant to its operating subsidiaries. Adjusted Revenue shall be calculated on a pro forma basis to give effect to any increase or decrease in Rent as a result of the addition or removal of Leased Property to this Master Lease since the beginning of any Test Period of Tenant as if each such increase or decrease had been effected on the first day of such Test Period. Notwithstanding the foregoing, with respect to the deduction of expenses related to or arising from Onsite iGaming under subsection (i) above, only Eligible iGaming Expenses may be deducted.”

1.3The following definition of Eligible iGaming Expenses is hereby inserted into Article II of the Master Lease:
“Eligible iGaming Expenses: shall mean any expenses incurred directly for Onsite iGaming, and shall not include, (i) any expense that is associated with the development of the sports betting or iGaming applications and related products (including, if applicable and for the sake of clarity, the amortization of any capitalized expenses), (ii) any expense associated with the acquisition of Barstool or the initial licensing of sports betting or iGaming, (iii) start-up costs associated with the introduction of sports betting or iGaming, (iv) research and development-type of expenses, and (v) any other indirect expenses related to sports betting or iGaming.”

Article II
AMENDMENT TO ARTICLE VII OF THE MASTER LEASE
1.1Section 7.2(d)(ii) of the Master Lease is hereby amended and restated in its entirety with the following language: “(ii) when calculating the Percentage Rent due, the Net Revenue for each and every such Facility whose operations have permanently ceased shall in the year of such cessation, and for each year thereafter, be equal to the Net Revenue for such Facility for the calendar year immediate prior to the year in which the Facility permanently ceased its operations.”
1.2The second to last grammatical sentence of Section 7.4(a) of the Master Lease is hereby amended and restated in its entirety with the following language: “Should Landlord notify Tenant that it does not intend to pursue such Greenfield Project (or should Landlord decline to notify Tenant of its affirmative response within such thirty (30) day period), or if the parties despite good faith efforts on both sides fail to reach agreement on the terms under which such opportunity would be jointly pursued under this Master Lease and such new Greenfield Project would become a portion of the Leased Property hereunder, in any event, within forty-five (45) days after Landlord’s notice to Tenant of Landlord’s intent to participate in such Greenfield Project, then (a) for each and every Affected Facility the Net Revenue when used in the calculation of Percentage Rent will thereafter subject to a floor, which floor shall be based on the Net Revenue for such Affected Facility for the calendar year immediately prior to the year in which the Greenfield Project is first opened to the public (the “Greenfield Floor”), (b) thereafter when calculating Percentage Rent, the Net Revenue for such Affected Facility shall be equal to the greater of (i) the actual Net Revenue derived from such Affected Facility for the applicable calculation period, and (ii) the Greenfield Floor, and (c) for the avoidance of doubt, Percentage Rent shall be subject to normal periodic adjustments each Percentage Rent Reset Year and in accordance with Section 14.6; provided that the Net Revenue for the Affected Facility may not be reduced below the Greenfield Floor.”
1.3Section 7.4(e) of the Master Lease is hereby amended and restated in its entirety with the following language: “Tenant’s Rights to Acquire or Operate Existing Facilities. In the event Tenant or its Affiliate acquires or operates any existing competing Gaming Facility within the Restricted Area (a “Competing Facility”), (a) for each and every Affected Facility the Net Revenue derived from such Affected Facility when used in the calculation of Percentage Rent will thereafter be subject to a floor, which floor shall be based on the Net Revenue for such Affected Facility for the calendar year immediately prior to the year in which the Competing Facility is acquired or first operated by Tenant or its Affiliate (the “Competing Facility Floor”), (b) thereafter when calculating Percentage Rent, the Net Revenue for such Affected Facility shall be equal to the greater of (i) the actual Net Revenue derived from such Affected Facility for the applicable calculation period, and (ii) the Competing Facility Floor, and (c) for the avoidance of doubt, Percentage Rent shall be subject to normal periodic adjustments each Percentage Rent Reset Year and in accordance with Section 14.6; provided that the Net Revenue for the Affected Facility may not be reduced below the Competing Facility Floor.”
Article III
AFFECTED FACILITY

1.1Tenant notified Landlord of its intention to develop two new Gaming Facilities – Hollywood Casino Morgantown in Morgantown, Pennsylvania (“Morgantown”) and Hollywood Casino York in York, Pennsylvania (“York”), each of which is located within sixty (60) miles from that Facility commonly known as Hollywood Casino Penn National Race Course located in Grantville, Pennsylvania (“PNRC”). Pursuant to Section 7.4(a) of the Master Lease, York and Morgantown each constitute a “Greenfield Project” in which Landlord has declined to participate and PNRC is an “Affected Facility”.
1.2Commencing on the earlier to occur of the date Morgantown or York first opens to the public (the “Opening Date”), the Net Revenue for PNRC used in the calculation of Percentage Rent due under the Master Lease shall be subject to a Greenfield Floor, which shall be the greater of (i) an amount equal to the annualized Net Revenues for PNRC based upon the Net Revenues for PNRC for the period (a) commencing on the later of January 1, 2021 and the first date in 2021 that PNRC is open to the public and (b) ending (and including) on the Opening Date, and (ii) the Greenfield Floor calculated in accordance with Section 7.4(a) of the Master Lease. Percentage Rent shall remain subject to normal periodic adjustments in accordance with the terms of the Master Lease, but the annual Net Revenue derived from PNRC for purposes of calculating Percentage Rent may not be reduced below the Greenfield Floor.
1.3Notwithstanding the foregoing, to the extent permitted by applicable Legal Requirements and as permitted by a private letter ruling from the Internal Revenue Service, from and after the Opening Date, when calculating the Escalation for any Lease Year for which the Greenfield Floor, as determined in accordance with Section 4.2 above, is greater than the actual PNRC Net Revenues the calculation of the Adjusted Revenue to Rent Ratio (i) shall exclude any Adjusted Revenue received from PNRC during the applicable period for purposes of “Adjusted Revenue”, and (ii) the term “Rent” shall mean the Rent minus the PNRC Rent for such Lease Year.   For purposes hereof, the “PNRC Rent” for any Lease Year shall be an amount equal to (x) $21,066,000 of Building Base Rent, which amount shall increase each Lease Year by the Escalation in accordance with the Master Lease other than for any Lease Year in which the Greenfield Floor is greater than the actual PNRC Net Revenues,  plus (y) $6,294,000 of Land Base Rent plus (z) the Percentage Rent attributable to PNRC when calculated using the Greenfield Floor as determined in Section 4.2 above. For the avoidance of doubt, each Lease Year the full Building Base Rent (inclusive of any portion of the PNRC Rent attributable to Building Base Rent) shall increase in accordance with the provisions of the Master Lease and for any Lease Year in which the Escalation is calculated pursuant to this Section 4.3, the Building Base Rent shall increase to an annual amount equal to the sum of (x) the full Building Base Rent for the immediately preceding Lease Year (inclusive of any portion of the PNRC Rent attributable to Building Base Rent) and (y) the Escalation as calculated in accordance with this Section 4.3.
Article IV
AMENDMENT TO ARTICLE XIV TO THE MASTER LEASE
1.1Section 14.6 of the Master Lease is hereby amended and restated in its entirety with the following language:
“Section 14.6     Termination of Master Lease; Abatement of Rent. In the event this Master Lease is terminated as to an affected Leased Property pursuant to Section 1.4 (with respect to the Term terminating in respect of a Barge-Based Facility), Section 8.2 (in respect of Tenant being in jeopardy of losing a Gaming License or Landlord being in jeopardy of failing to comply with a regulatory requirement material to the continued operation of a Facility), Section 14.5 (in the event Facility Mortgagee elects to apply insurance proceeds to pay down indebtedness secured by a Facility Mortgage following the damage to or destruction of all or any portion of the Leased Property or such prepayment is required under the related financing document) or Section 15.5

(as provided therein) (such termination or cessation, a “Leased Property Rent Adjustment Event”), then:
(i)      the Building Base Rent due hereunder from and after the effective date of any such Leased Property Rent Adjustment Event shall be reduced by an amount determined by multiplying (A) a fraction, (x) the numerator of which shall be the fair market value for the affected Leased Property immediately prior to the effective date of the Leased Property Rent Adjustment Event and (y) the denominator of which shall be the fair market value for all of the Leased Property then subject to the terms of this Master Lease, including the affected Leased Property immediately prior to the effective date of such Leased Property Rent Adjustment Event (in each case the fair market value as determined in good faith by the parties or if the parties cannot agree, by an Expert pursuant to Section 34.1 of this Master Lease), by (B) the Building Base Rent payable under this Master Lease immediately prior to the effective date of the Leased Property Rent Adjustment Event as to the affected Leased Property;
(ii)        the CT Land Base Rent due hereunder from and after the effective date of any such Leased Property Rent Adjustment Event with respect to a CT Facility shall be reduced by an amount determined by multiplying (A) a fraction, (x) the numerator of which shall be the fair market value for the affected CT Facility immediately prior to the effective date of the Leased Property Rent Adjustment Event and (y) the denominator of which shall be the fair market value for all of the CT Facilities then subject to the terms of this Master Lease, including the affected CT Facility, immediately prior to the effective date of the Leased Property Rent Adjustment Event (in each case the fair market value as determined in good faith by the parties or if the parties cannot agree, by an Expert pursuant to Section 34.1 of this Master Lease), by (B) the CT Land Base Rent payable under this Master Lease immediately prior to the effective date of the Leased Property Rent Adjustment Event as to the affected CT Facility;
(iii)        the Other Land Base Rent due hereunder from and after the effective date of any such Leased Property Rent Adjustment Event with respect to a Leased Property (other than a CT Facility) shall be reduced by an amount determined by multiplying (A) a fraction, (x) the numerator of which shall be the fair market value for the affected Leased Property immediately prior to the effective date of the Leased Property Rent Adjustment Event and (y) the denominator of which shall be the fair market value for all of the Leased Property (other than the CT Facilities) then subject to the terms of this Master Lease, including the affected Leased Property immediately prior to the effective date of the Leased Property Rent Adjustment Event (in each case the fair market value as determined in good faith by the parties or if the parties cannot agree, by an Expert pursuant to Section 34.1 of this Master Lease), by (B) the Other Land Base Rent payable under this Master Lease immediately prior to the effective date of the Leased Property Rent Adjustment Event as to the affected Leased Property;
(iv)       the Percentage Rent due under clause (1) of the definition of Percentage Rent from and after the effective date of any such Leased Property Rent Adjustment Event with respect to a Leased Property (other than a CT Facility), shall be reduced by an amount determined by multiplying (A) a fraction, (x) the numerator of which shall be the fair market value for the affected Leased Property immediately prior to the effective date of the Leased Property Rent Adjustment Event and (y) the denominator of which shall be the fair market value for all of the Leased Property (other than the CT Facilities) then subject to the terms of this Master Lease, including the affected Leased Property immediately prior to the effective date of the Leased Property Rent Adjustment Event (in each case the fair market value as determined in good faith by the parties or if the parties cannot agree, by an Expert pursuant to Section 34.1 of this Master Lease), by (B) the Percentage Rent payable under clause (1) of the definition of Percentage Rent immediately prior to the effective date of the Leased Property Rent Adjustment Event as to the affected Leased Property;
(v)       the amount set forth in clause (b) of the proviso of clause (1) of the definition of Percentage Rent shall be modified from and after the effective date of any such Leased Property Rent Adjustment Event with respect to a Leased Property (other than a CT Facility) by reducing the amount set forth in clause (b) of the proviso of clause (1) of the definition of Percentage Rent by an amount determined by multiplying (A) a fraction, (x) the numerator of which is the fair market value for the affected Leased Property immediately prior to the effective date of the Leased Property Rent Adjustment Event immediately prior to the effective date of the Leased Property Rent Adjustment Event and (y) the denominator of which is the fair market value for all of the Leased Property (other than the CT Facilities) then subject to the terms of this Master Lease, including the affected Leased Property immediately prior to the effective date of the Leased Property Rent Adjustment Event (in each case the fair market value as determined in good faith by the parties or if the parties cannot agree, by an Expert pursuant to Section 34.1 of this Master Lease), by (B)  the amount set forth in clause (b) of the proviso of clause (1) of the definition of Percentage Rent immediately prior to the effective date of the Leased Property Rent Adjustment Event as to the affected Leased Property;
(vi)       the calculation of Percentage Rent due under clause (2) of the definition of Percentage Rent shall be modified from and after the effective date of any such Leased Property Rent Adjustment Event with respect to a CT Facility by reducing the amount set forth in clause (2)(ii) of the definition of Percentage Rent by an amount determined by multiplying (A) a fraction, (x) the numerator of which is the fair market value for the affected CT Facility immediately prior to the effective date of the Leased Property Rent Adjustment Event and (y) the denominator of which is the fair market value for all of the CT Facilities subject to the Master Lease, including the affected CT Facility immediately prior to the effective date of the Leased Property Rent Adjustment Event (in each case the fair market value as determined in good faith by the parties or if the parties cannot agree, by an Expert pursuant to Section 34.1 of this Master Lease), by (B)  the amount set forth in clause (2)(ii) of the definition of Percentage Rent  (in each case, determined by reference to the most recent Test Period for which Tenant’s Parent’s financial results are available); and
(vii)     Landlord shall retain any claim which Landlord may have against Tenant for failure to insure such Leased Property as required by Article XIII.
Notwithstanding anything to the contrary contained herein, in no event shall the termination of the Master Lease as to the Resorts Casino Tunica property identified on Annex A attached to the Fourth Amendment, as a result of Tenant discontinuing operations and forfeiting the Gaming License for such Additional Leased Property be considered a “Leased Property Rent Adjustment Event,” and no adjustments to Rent will be made as a result of the closure of the Resorts Casino Tunica property, including pursuant to Section 7.2(d) or elsewhere in this Master Lease.”

Article V
AUTHORITY TO ENTER INTO AMENDMENT

Each party represents and warrants to the other that: (i) this Amendment and all other documents executed or to be executed by it in connection herewith have been duly authorized and shall be binding upon it; (ii) it is duly organized, validly existing and in good standing under the laws of the state of its formation and is duly authorized and qualified to perform this Amendment and the Master Lease, as amended hereby, within the State(s) where any portion of the Leased Property is located, and (iii) neither this Amendment, the Master Lease, as amended hereby, nor any other document executed or to be executed in connection herewith violates the terms of any other agreement of such party.
Article VI
MISCELLANEOUS
1.1Brokers. Tenant warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Amendment, and Tenant shall indemnify, protect, hold harmless and defend Landlord from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Tenant. Landlord warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Amendment, and Landlord shall indemnify, protect, hold harmless and defend Tenant from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Landlord.
1.2Costs and Expenses; Fees. Each party shall be responsible for and bear all of its own expenses incurred in connection with pursuing or consummating this Amendment and the transactions contemplated by this Amendment, including, but not limited to, fees and expenses, legal counsel, accountants, and other facilitators and advisors.
1.3Choice of Law and Forum Selection Clause. This Amendment shall be construed and interpreted, and the rights of the parties shall be determined, in accordance with the substantive Laws of the State of New York without regard to the conflict of law principles thereof or of any other jurisdiction.
1.4Counterparts; Facsimile Signatures. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In proving this Amendment, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.
1.5No Further Modification. Except as modified hereby, the Master Lease remains in full force and effect.
[Signature Page to Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by each of the undersigned as of the date first above written.
LANDLORD:
GLP CAPITAL, L.P.

By:    /s/ Brandon Moore
Name: Brandon Moore
Title: EVP, General Counsel & Secretary

TENANT:
PENN TENANT, LLC
By:    Penn National Gaming, Inc.
its managing member

By:    /s/ Harper Ko
Name: Harper Ko
Title: EVP, General Counsel and Secretary